FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP ANNOUNCES
PRICING OF $500.0 MILLION SENIOR SUBORDINATED NOTES

BLOOMFIELD HILLS, MI, May 11, 2016 – Penske Automotive Group, Inc. (NYSE: PAG), an international transportation services company, today announced the pricing of $500.0 million aggregate principal amount of fixed rate Senior Subordinated Notes due 2026 (the “2026 Notes”) at 5.5%. The sale of the 2026 Notes, which is subject to customary closing conditions, is expected to be completed on May 25, 2016.

The company intends to use the net proceeds of this offering to repay amounts currently outstanding under the company’s U.S. credit agreement and floor plan debt and for general working capital purposes.

This offering is being made solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC’s website, www.sec.gov. Alternatively, you may request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at dg.prospectus—requests@baml.com or calling toll-free 1-800-294-1322, J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NJ 11717 or call 866-803-9204 or Wells Fargo Securities, LLC, at Attn: Client Support, 608 2nd Avenue, South Minneapolis, MN 55402, calling toll free at (800) 645-3751, Option 5, or by emailing wfscustomerservice@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the company’s proposed offering of the 2026 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include, but are not limited to, successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the company’s filings with the SEC. While the company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, Canada and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG employs more than 22,000 people worldwide and is a member of the Fortune 500 and Russell 2000.

Inquiries should contact:

J. D. Carlson Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

# # #